Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of FDCTech, Inc. of our report dated June 30, 2026, relating to the consolidated financial statements of FDCTech, Inc. and its subsidiaries as of December 31, 2025 and 2024 (as restated), and for each of the years then ended, which report includes an explanatory paragraph regarding the restatement of the Company’s previously issued consolidated financial statements as described in Note 4 to the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

LAO PROFESSIONALS

PCAOB No:7057
Lagos, Nigeria September 15, 2026